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                                                                    Exhibit 4.6


                 WARRANTS OF C.C.C. COMMUNICATIONS CORPORATION


                     Right to purchase _____________ shares
                                       of
                       C.C.C. Communications Corporation


Registered Owners:


For value received, C.C.C. Communications Corporation, an Nevada corporation, (the "Corporation") grants the following rights to the registered owners of this Warrant:

         1. Issue. Upon tender to the Corporation (as defined in paragraph 4 hereof), the Corporation shall issue to the registered owners within fifteen
(15) days hereof the number of shares specified in paragraph 2 hereof of fully paid and nonassessable shares of Common Stock of the Corporation that the registered owners are otherwise entitled to purchase.

         2. Number of shares. The number of shares of Common Stock of the Corporation that the registered owners of this Warrant are entitled to receive upon exercise of this Warrant is ________ shares. The Corporation shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion and purchase rights represented by outstanding convertible securities, options and warrants, including this Warrant. The corporation covenants and agrees that all shares of Common Stock that may be issued upon the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the purchase and the issuance of the shares.

         3. Exercise price and period. The exercise price of this Warrant, the price at which the shares of stock purchasable upon exercise of this Warrant may be purchased, is $0.67 per share for a term of eighteen (18) months, from the date of Warrant, thereafter at a price of $1.00 per share for a period of eighteen (18) months, total of thirty-six (36) months. If not exercised during this period, this Warrant and all rights granted under this Warrant shall expire and lapse.

         4. Tender. The exercise of this Warrant must be accomplished by actual delivery of the Exercise Price by certified check or official bank draft in lawful money of the United States of America, and by actual delivery of a duly executed exercise form, a copy of which is attached to this Warrant as Exhibit "A", properly executed by the registered owners of this Warrant, and by surrender of this Warrant. The payment and exercise form must be delivered, personally or by mail, to the offices of the Corporation at 4417 SE 16th Place, Suite #11, Cape Coral, Florida 33904. Documents sent by mail shall be deemed to be delivered when they are received by the Corporation.




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         5. Partial exercise of warrant. This Warrant may be exercised during its exercise period by the registered owner or owners hereof, and at their option, as to the whole at any time or in part from time to time. If this Warrant is exercised at one time for less than the maximum number of shares of Common Stock purchasable upon the exercise hereof, the Corporation shall issue to the registered owner or owners of this Warrant a new warrant of like tenor and date representing the number of shares of Common Stock equal to the difference between the number of shares purchasable upon full exercise of this Warrant and the number of shares that were purchased upon the exercise of this Warrant.

         6. Antidilution. In the event that the outstanding shares of Stock of the Company hereafter are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, stock dividend or public offering:

            (a) The aggregate number and kind of shares subject to the Warrant granted hereunder shall be adjusted appropriately;

            (b) Rights under outstanding Warrant granted hereunder, both as to the number of subject shares and the Warrant price, shall be adjusted appropriately;

            (c) Where dissolution or liquidation of the Company or any merger or combination in which the Company is not a surviving corporation is involved, each outstanding Warrant granted hereunder shall terminate, but the Holder shall have the right, immediately prior to such dissolution, liquidation, merger, or combination, to exercise this Warrant in whole or in part, to the extent that it shall not have been exercised;

            (d) If dividends are declared on the common shares of the Company payable otherwise than in cash, such noncash dividends attributable to each such common share shall be transferred by the Company to the Holder upon the exercise of his option, without extra cost; and

            (e) If the company files a registration statement for a public offering, the shares issued hereunder shall be included at no cost to Holder.

         The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Company, and any such adjustment may provide for the elimination of factional share interests.

         7. Other Provisions Relating to Rights of Bearers of Warrants.

            (a) No rights as stockholder conferred by warrants. A Warrant does not entitle its bearer to any of the rights of a stockholder of the Company.




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            (b) Lost, stolen, mutilated, or destroyed warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such issuance of a new Warrant shall be on whatever terms and conditions with respect to indemnity or otherwise that the Company and Warrant Agent may in their sole discretion impose (which shall, in the case of a mutilated Warrant, include the surrender of the Warrant). Any new Warrant shall constitute an original contractual obligation of the Company, regardless of whether the allegedly lost, stolen, mutilated, or destroyed Warrant is at any time enforceable by anyone.

            (c) No holder of any Warrant shall, upon the exercise thereof, be entitled to any dividends that may have accrued with respect to shares included in the Share Units, prior to the date of exercise.

         8. Tag-Along Rights.

            (a) In the event Company proposes to sell, repurchase or otherwise acquire any of its stock,or in the event Thomas Chubokas and James
            C. Watson (the "Controlling Shareholders"), owning as of the date hereof not less than 50% of the total outstanding and issued corporate stock of Company, desire to sell more than 50% of their respective stockholdings, then and in such event, Company, or the Controlling Shareholders, as the case may be, shall provide written notice to Holder of the terms of such proposed sale, repurchase or other acquisition which notice shall be given not earlier than thirty (30) days preceding the effective date of any such proposed sale, repurchase or other acquisition (recognizing that Holder shall require thirty days to exercise his option rights). For a period of fifteen (15) days after their receipt of such notice Holder shall each have the right upon written notice to the Company to require the Company or the Controlling Shareholders, as the case may be, to include in the number of shares to be sold, repurchased or otherwise acquired the pro-rata portion attributable to the stock resulting by reason of the exercise by Holder of his respective option rights. For purposes hereof, the pro-rata share shall mean a fraction, the numerator of which is the number of shares of such stock resulting by reason of the exercise of the Warrant and the denominator being the total number of shares owned by the Controlling Shareholders (or being sold by the company, as the case may be) plus the number of shares of stock resulting by reason of the exercise of the Warrant. The provisions of this paragraph are waived if the Company makes a public offering.

            (b) The controlling Shareholders have joined in the execution of this Agreement in their individual capacities to evidence their consent to the foregoing provision of tag-along rights and agreement to comply with their notice obligations above set forth, time being of the essence.




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         9. Applicable law. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed by the laws of the State of Florida.

IN WITNESS WHEREOF, the Corporation has signed this Warrant by its duly authorized officers this ____ day of ____________, ________.


                                            C.C.C. COMMUNICATIONS CORPORATION,
                                            A Nevada corporation
Attest:


________________________                    By:/s/ Tom Chubokas
                                               -------------------------------
                                                   Tom Chubokas, President


    (Corporate Seal)                           /s/ Tom Chubokas
                                               -------------------------------
                                                   TOM CHUBOKAS


                                               /s/ James C. Watson
                                               -------------------------------
                                                   JAMES C. WATSON















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